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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
QLogic Corporation:

     We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814 and 333-13137) of QLogic Corporation of our report dated May 12, 1998, relating to the consolidated balance sheets of QLogic Corporation as of March 29, 1998 and March 30, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 29, 1998 and the related financial statement schedule, which report appears in the March 29, 1998, annual report on Form 10-K of QLogic Corporation.

KPMG PEAT MARWICK LLP

Orange County, California
June 16, 1998